SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported)

May 10, 2004

Halliburton Company
(Exact name of registrant as specified in its charter)

State or other Jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

Delaware	1-3492	No. 75-2677995

1401 McKinney, Suite 2400
Houston, Texas 77010
(Address of principal executive offices)

Registrant's telephone number,
including area code – 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 9.    Regulation FD Disclosure.

On May 10, 2004 registrant issued a press release entitled “Halliburton Completes Hearings on Confirmation and Anticipates Agreements With Insurance Carriers.”

The text of the press release is as follows:

HALLIBURTON COMPLETES HEARINGS ON CONFIRMATION AND
ANTICIPATES AGREEMENTS WITH INSURANCE CARRIERS

HOUSTON, Texas  – Halliburton (NYSE: HAL) announced that the bankruptcy court today completed hearings on confirmation of DII Industries' proposed plan of reorganization. The company expects that the necessary bankruptcy court and district court orders confirming DII Industries' proposed plan of reorganization will be entered by the end of the summer 2004. Consistent with earlier rulings, the bankruptcy court announced it intends to issue a final order denying standing to the insurance carriers' objections to confirmation of DII Industries' proposed plan of reorganization, other than relating to insurance neutrality.  Certain insurers have reserved the right to appeal the final order denying standing. The appeals will be withdrawn if all of the company’s insurance settlements, including those discussed below, become effective.

Halliburton announced today that DII Industries has entered into a non-binding agreement in principle with the leaders of the London Market insurance companies that, if implemented, would settle insurance disputes between DII Industries and substantially all the solvent London Market insurance companies.  The agreement in principle is subject to board of directors' approval of all parties and agreement by all remaining London Market insurers.

Halliburton also announced that DII Industries expects to shortly enter into a non-binding agreement in principle with its solvent domestic insurance carriers that, if implemented, would settle remaining insurance disputes with those carriers.  The agreement in principle would be subject to board of directors' approval of all parties, agreement by Federal-Mogul Products, Inc. and approval by the Federal-Mogul bankruptcy court.

Halliburton expects that, if implemented, these and previously announced proposed insurance settlements would result in the receipt of an aggregate of approximately $1.6 billion in cash (with a present value of $1.4 billion) for all DII Industries' insurance receivables. Of this amount, Halliburton expects to collect over $1 billion by the middle of 2006. These proposed settlements are subject to numerous conditions, including the conditions of the previously announced Equitas settlement, which include the condition that Congress does not pass national asbestos litigation reform legislation before January 5, 2005.  Although Halliburton and DII Industries are working toward implementation of these proposed settlements, there can be no assurance that the transactions contemplated by these agreements in principle can be completed on the terms announced.
“I am pleased that we have reached these significant milestones toward resolving our asbestos liability,” said Dave Lesar, chairman, president and chief executive officer of Halliburton. “These insurance settlements, if consummated, will resolve disputes between us and our carriers, forestall further appeals, and allow the bankruptcy proceedings to be completed expeditiously.”

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and events, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results or events to differ materially from the results or events expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica liabilities, the risks of having material subsidiaries in Chapter 11 proceedings and the uncertainty of the completion of bankruptcy and federal district court proceedings, the inability or refusal of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, legislation, changes in government regulations, adverse reaction to scrutiny involving the company, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies, the risks of judgments against the company and its subsidiaries in litigation and other proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, working capital requirements in government contracts work, availability and costs of financing and ability to raise capital; customer risks, including the risks of changes in capital spending and claims negotiations and loss of substantial customers; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; weather-related risks; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004 for a more complete discussion of such risk factors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: May 11, 2004	By:	/s/ Margaret E. Carriere

Margaret E. Carriere
Vice President and Secretary